INFORMATION CIRCULAR

                          Proposed Merger and Financing

                                                              September 18, 2003

InterUnion Financial Corporation ("InterUnion") has entered into a non-binding Letter of Intent (the "LOI") with BMB Holding, Inc. ("BMB"), a Delaware corporation with offices in New York and Almaty, Kazakhstan, for the proposed acquisition by InterUnion of all of the outstanding shares of BMB, which indirectly holds a 70% interest in the Aksaz, Dolinnoe and Emir oil fields in Kazakhstan (the "Acquisition").

The proposed Acquisition is subject to certain conditions, including due diligence, the execution of a definitive agreement and approval of the Acquisition by the board of directors and shareholders of the respective companies as well as all regulatory and other approvals.

The terms of the Acquisition provide that InterUnion will issue to the shareholders of BMB 148,571,249 Common Shares, nominate 4 directors of BMB to the InterUnion board of directors, will obtain InterUnion shareholders approval for a share consolidation on the basis of one InterUnion share for ten old InterUnion shares and will raise up to $10 million ("the Financing"). InterUnion and BMB expect that the Closing of the Acquisition and of the Financing will occur on or before October 27, 2003.

BMB has secured the services of Credifinance Securities Limited, of Toronto, Canada ("Credifinance") as advisor for the Acquisition and to raise a maximum of $10,000,000. Since interest for investments in the CIS has developed in 1994, Credifinance has provided expert advice on all aspects of investment banking, including Toronto Stock Exchange sponsorship, and arranged financing for a number of US and Canadian oil & gas companies in and around the Caspian Sea.

BMB

BMB Holding, Inc. is an independent company engaged in the exploration, development, exploitation and production of crude oil and natural gas. The Company's operations are primarily focused onshore in the hydrocarbon rich Caspian Sea region of the Republic of Kazakhstan. BMB conducts its operations in Kazakhstan through a 70%-owned subsidiary, Emir Oil, LLC ("Emir Oil"). Emir Oil is a limited liability corporation organized under the laws of Kazakhstan.

Emir Oil's principal asset is its licence for the ADE Fields - Aksaz, Dolinnoe and Emir - located onshore, 45 kilometres northeast of the Caspian Sea port city of Aktau, in the Mangistau oblast of western Kazakhstan. The ADE hydrocarbon reserves have been evaluated by PGS Reservoir Consultants of Oslo, Norway. PGS estimates recoverable reserves in the three fields at 145 million barrels of oil and 400 billion cubic feet of natural gas (expected case). Of this, reserves currently in the proved category are estimated at 33 million barrels of oil and 100 billion cubic feet of natural gas.



The directors of BMB who will be nominated to the InterUnion board of directors are:

         o Mr. Boris Cherdabayev: a prominent figure in the Kazakhstan energy sector, with 30 years experience in the Petroleum industry. Mr. Cherdabayev has been on the board of directors or has been an executive of companies such as TCO TengizChevroil; national oil and gas company Kazakhoil; Uzenmunaygas; Kazakhoil-Emba; Kazakhstancaspiyshelf; MangistauMunaiGas, Mangyshlakneft;
              Karakadukmunai and many other entities;

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         o    Mr. Bakhytbek Baiseitov,  a prominent figure in banking,  business and political circles of Kazakhstan: after starting a brilliant career at the State Bank of Kazakhstan and being the youngest Head of the Industrial Department of the Kazakh Republican Office of
              the  State  Bank  of  the  USSR,   Mr.   Baiseitov   founded  Bank
              CenterCredit, the first private (cooperative) bank in the USSR of which he was and still is Chairman. Amongst a number of other positions held in the private and public sectors, Mr. Baiseitov is also Chairman of Kazakhstan International Bank and President of The Banking Association of Kazakhstan;

         o    Dr. Mirgali Kunayev, a prominent figure in the business circles of
              Kazakhstan: Chairman of the Board of AralParket, a joint venture between Parker Drilling, a U.S. drilling company and AralNedra, a Kazakh company. Dr. Kunayev was a president of KazakhstanCaspiShelf, a state oil company. He is now on the board of directors of Bank CenterCredit, several oil & gas services companies operating on and offshore in the pre-Caspian basin and serves as Chairman and CEO of a U.S. public company, EMPS Corporation;

         o Dr. Alexandre Agaian: since creating the very first commercial bank in the USSR in 1988, the Innovation Bank of St. Petersburg, Dr. Agaian has served as Chairman or director of a number of banks or financial institutions in Russia and the U.S.

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